                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                            PLAYTEX PRODUCTS, INC.
------------------------------------------------------------
      (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the
                        Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[LOGO]

April 7, 2000

TO OUR STOCKHOLDERS:

    On behalf of the Board of Directors and management of Playtex
Products, Inc., I cordially invite you to the Annual Meeting of Stockholders to be held on Tuesday, May 16, 2000, at 9:30 a.m. at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut.

    At the Annual Meeting, you will be asked to elect the Board of Directors, ratify the selection of our independent auditors and approve an amendment to the Management Incentive Plan. Each of these items is fully described in the accompanying Notice of Annual Meeting and Proxy Statement. Your Board of Directors recommends a vote "FOR' the proposals listed as items 1 through 4 in the Notice and described in the enclosed Proxy Statement.

    Whether or not you plan to attend in person, it is important that your stock be represented at the meeting regardless of the number of shares you hold. After reading the enclosed Notice and Proxy Statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. If you wish to vote in accordance with the Board's recommendations, all you need do is sign and date the card. If you plan to attend the meeting and wish to vote in person, you may revoke your proxy at that time.

    If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee which holds the shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

                                          Sincerely,

                                          /s/ Michael R. Gallagher

                                          Michael R. Gallagher
                                          Chief Executive Officer and Director

                             PLAYTEX PRODUCTS, INC.
                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 16, 2000

    The Annual Meeting of Stockholders of Playtex Products, Inc. (the "Company") will be held at our Headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday, May 16, 2000, at 9:30 a.m., local time, for the following purposes:

    ITEM 1. To elect eleven directors for a term of one year and until their successors are duly elected and qualified;

    ITEM 2. To ratify the selection of the firm of KPMG LLP as our independent auditors for fiscal year 2000;

    ITEM 3. To approve amendments to the Management Incentive Plan for Key Employees; and

    ITEM 4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Only holders of our common stock at the close of business on March 31, 2000, the record date, are entitled to vote on the matters listed in this Notice of Annual Meeting.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas

                                          Vice President, General Counsel and
                                          Secretary

APRIL 7, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED, AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                             PLAYTEX PRODUCTS, INC.

                              300 NYALA FARMS ROAD
                          WESTPORT, CONNECTICUT 06880
                              --------------------

                                PROXY STATEMENT

                              --------------------

                         ANNUAL MEETING OF STOCKHOLDERS

    This Proxy Statement is being furnished to all stockholders of Playtex Products, Inc. in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting. The meeting will be held at our headquarters at 300 Nyala Farms Road, Westport, Connecticut, on Tuesday,
May 16, 2000, at 9:30 a.m. This Proxy Statement and the accompanying proxy card are being mailed beginning on or about April 7, 2000 to our stockholders entitled to vote at the Annual Meeting.

    All of our stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, it is important that you complete the enclosed proxy card, and sign, date and return it as promptly as possible in the enclosed envelope. You have the right to revoke your proxy at any time prior to its use by filing a written notice of revocation with the Secretary of the Company prior to the convening of the Annual Meeting, or by presenting another proxy card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted proxy card not be used. Attendance at the Annual Meeting will not by itself be a revocation of your proxy.

    The cost of soliciting proxies and the cost of the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by our directors, officers or employees, none of whom will be specially compensated for such activities. We also intend to request that brokers, banks and other nominees solicit proxies from their customers and will pay certain expenses incurred by them for such activities.

    A copy of our Annual Report to Stockholders for our fiscal year ended December 25, 1999, including our financial statements, is being sent with this Proxy Statement.

VOTING RIGHTS

    As of March 31, 2000, our outstanding stock consisted of 60,776,163 shares of common stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on each matter that is voted on at the Annual Meeting.

QUORUM; REQUIRED VOTE; VOTING PROCEDURES

    A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the Annual Meeting in order for a quorum to be present. Pursuant to applicable Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular item) will be counted as shares that are present and entitled to vote for purposes of determining a quorum. Election of directors requires the approval of a plurality of the shares of common stock present and entitled to vote. Each of the other items, as listed in the Notice of Annual Meeting of Stockholders, requires the approval of a majority of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes as to the election of directors will not affect the election results. Abstentions as to any of the other items will have the same effect as votes against such item; however, broker non-votes will not have any effect on the outcome of the matter.

    Unless you specify otherwise on the proxy card, all of your shares of Common Stock represented by valid proxies will be voted FOR each of the items listed on the proxy card and described below, and will be voted in the discretion of the proxies in respect of such other business, if any, as may properly be brought before the Annual Meeting. As of March 24, 2000, we know of no other business that will be presented for consideration at the Annual Meeting other than the items listed on the proxy card and described below. If you give specific voting instructions by marking the boxes on the proxy card, your shares of Common Stock will be voted in accordance with those instructions.

                             ELECTION OF DIRECTORS

    Pursuant to our By-laws, our Board of Directors has fixed at eleven the number of directors constituting our Board of Directors. Directors are elected annually by our stockholders and hold office until their successors are elected and qualified or until death, resignation or removal.

    Each of our nominees set forth below is currently a director of the Company. Each nominee has agreed to serve as a Director, if elected, and we believe that each nominee will be available to serve. If any nominee is unavailable to serve as a Director, your shares may be voted for the election of a substitute nominee as our Board of Directors or the Nominating Committee of our Board of Directors may propose. Our Board of Directors may elect to reduce the number of directors constituting our Board.

    Assuming the presence of a quorum, the election of directors requires the favorable vote of a plurality of the shares of Common Stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes as to the election of directors will be counted as present for determining a quorum but will not affect the election of candidates.

    If you wish to withhold authority to vote for any nominee, you can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if you wish to vote in person.

INFORMATION REGARDING NOMINEES

    The names and ages of our nominees, their principal occupations or employment (including their position with us, if applicable) during the past five years and other data regarding them are set forth below.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Robert B. Haas                                 52      Chairman and Director
Michael R. Gallagher                           54      Chief Executive Officer and Director
Glenn A. Forbes                                49      Executive Vice President, Chief Financial
                                                       Officer and Director
Richard C. Blum                                64      Director
Michael R. Eisenson                            44      Director
Timothy O. Fisher                              50      Director
C. Ann Merrifield                              49      Director
Jeffrey W. Ubben                               38      Director
Wyche H. Walton                                34      Director
Douglas D. Wheat                               49      Director
Kenneth F. Yontz                               55      Director

    Robert B. Haas has been Chairman and a director of the Company since 1995. Mr. Haas has been actively involved in private business investments since 1978, specializing in leveraged buyouts. He has served as Chairman of the Board and Chief Executive Officer of Haas Wheat & Partners Incorporated

("Haas Wheat") since 1995; he has also been Chairman of the Board and Chief Executive Officer of Haas Wheat Advisory Partners Incorporated since 1992 (both of which are private investment firms specializing in leveraged acquisitions). Mr. Haas serves as Chairman and a director of Nebraska Book Company, Inc., NBC Acquisition Corporation, Specialty Foods Acquisition Corporation, Specialty Foods Corporation, Walls Holding Company, Inc., and AMN Holdings, Inc. Mr. Haas also serves as a director of Sybron International Corporation.

    Michael R. Gallagher has been the Chief Executive Officer and a director of the Company since 1995. Prior to joining the Company, Mr. Gallagher was Chief Executive Officer of North America for Reckitt & Colman PLC ("R&C") (a consumer products company) from 1994 to 1995. Mr. Gallagher was President and Chief Executive Officer of Eastman Kodak's L&F Products subsidiary from 1988 until the subsidiary was sold to R&C in 1994. From 1984 to 1988, Mr. Gallagher held various executive positions with the Lehn and Fink Group of Sterling Drug. From 1982 to 1984, he was Corporate Vice President and General Manager of the Household Products Division of The Clorox Company ("Clorox"). Prior to that,
Mr. Gallagher had various marketing and general management assignments with Clorox and with The Procter & Gamble Company. Presently he serves as a director of Allergan, Inc. and the Grocery Manufacturers Association.

    Glenn A. Forbes has been Executive Vice President, Chief Financial Officer and director since March 2000. He has served the Company for the past 28 years in various finance and accounting positions, including Vice President, Finance from 1988 to 2000.

    Richard C. Blum has been a director of the Company since 1998. Since 1975, Mr. Blum has been Chairman and President of BLUM Capital Partners, L.P., formerly Richard C. Blum & Associates, Inc. ("RCBA Inc."). Since 1994 he has been President of BLUM Capital Partners, L.P., formerly Richard C. Blum & Associates, L.P. ("BLUM LP"), an investment firm that specializes in private equity and strategic public investments. RCBA Inc. is the sole general partner of BLUM LP. Mr. Blum also serves as a director of Northwest Airlines, Shaklee Corporation, URS Corporation, CB Richard Ellis, Inc., and Glenborough Realty Trust, Inc.

    Michael R. Eisenson has been a director of the Company since 1997.
Mr. Eisenson is President and the Chief Executive Officer of Charlesbank Capital Partners, LLC ("Charlesbank"), which is the investment advisor for the private equity and real estate portfolios of the Harvard University endowment fund. Prior to the formation of Charlesbank in 1998, Mr. Eisenson was President and Chief Executive Officer of Harvard Private Capital Group, Inc., the predecessor to Charlesbank, from 1986 to 1998. He was a Manager with The Boston Consulting Group from 1981 to 1985. He serves on the Board of Directors of CCC Information Services Group, Inc., Harken Energy Corporation, ImmunoGen, Inc., United Auto Group, Inc., and The WMF Group, Ltd., as well as those of several private companies.

    Timothy O. Fisher has been a director of the Company since 1996. Mr. Fisher has been employed by The Hillman Company (a company of diversified investments and operations), in various capacities, since 1972. He has been a Vice President of The Hillman Company since 1986 and is also a director of several private companies.

    C. Ann Merrifield has been a director of the Company since 1997.
Ms. Merrifield has been President of Genzyme Genetics, a wholly owned subsidiary of Genzyme Corporation (a biotechnology company), since 1996. She previously served as Vice President, Marketing and Business Development of Genzyme Genetics from 1992 to 1996. Prior to that, Ms. Merrifield was a Partner with Bain and Company (a consulting firm) from 1987 to 1992.

    Jeffrey W. Ubben has been a director since 1998. Mr. Ubben was a Managing Director of Richard C. Blum & Associates, Inc. ("RCBA Inc.") from 1995 to 1999, a director since 1998, and a Managing Partner since 1999. Mr. Ubben was a Managing Director of Richard C. Blum & Associates, L.P. ("RCBA LP") from 1995 to 1999 and a Managing Partner of BLUM Capital Partners, L.P. (formerly RCBA LP) since

1999. RCBA Inc. is the sole general partner of BLUM LP. Mr. Ubben held various management and research positions with Fidelity Investments Inc. (an investment fund company), including manager of the Fidelity Value Fund and Fidelity Utility Fund. Mr. Ubben currently serves as a director of Kinetic Concepts, Inc., Smarte Carte, Inc., Smarte Carte Corporation, and SMC Holdings Corp.

    Wyche H. Walton has been a director of the Company since 1998. Mr. Walton has served as a Senior Vice President of Haas Wheat (a private investment firm specializing in leveraged acquisitions) since 1995. From 1994 to 1995, he was Chief Financial Officer of McGarr Capital Management Corp. (a private investment firm). Mr. Walton also serves as a director of Smarte Carte Corporation.

    Douglas D. Wheat has been a director of the Company since June 1995.
Mr. Wheat has been President of Haas Wheat since 1995 and President of Haas Wheat Advisory Partners Incorporated since 1992 (each of which is a private investment firm specializing in leveraged acquisitions). He was Co-Chairman of Grauer & Wheat, Inc. (a private investment firm) from 1989 to 1992 and Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 to 1989. Mr. Wheat serves as a director of Specialty Foods Acquisition Corporation, Specialty Foods Corporation, Smarte Carte Corporation, Walls Holding Company, Inc., NBC Acquisition Corp., and AMN Holdings, Inc.

    Kenneth F. Yontz has been a director of the Company since 1995. Mr. Yontz has been Chairman of the Board, President, and Chief Executive Officer of Sybron International Corporation (a manufacturer of dental and laboratory products) since 1987. He previously served as Executive Vice President of the Allen-Bradley Company. He is a director of Viasystems, Inc. (manufacturer of printed circuit boards).

    OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL THE NOMINEES TO OUR BOARD OF DIRECTORS.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth information regarding beneficial ownership of our Common Stock as of March 24, 2000 by (i) each director and each nominee for director, (ii) each of our executive officers named in the Summary Compensation table below, (iii) each person we believe to own beneficially more than five percent of our outstanding Common Stock, and (iv) all directors and executive officers as a group.

                                                                 NUMBER OF SHARES
                                                                BENEFICIALLY OWNED
                                                                   AND NATURE OF
NAME OF BENEFICIAL OWNER                                      BENEFICIAL OWNERSHIP(1)   PERCENT
------------------------                                      -----------------------   --------
Robert B. Haas..............................................        20,000,000(2)         32.9%
Richard C. Blum.............................................        13,197,500(3)         21.7%
Michael R. Eisenson.........................................         2,915,963(4)          4.8%
Michael R. Gallagher........................................         1,089,334(5)          1.8%
Glenn A. Forbes.............................................           146,487               *
Max R. Recone...............................................           210,002               *
John D. Leahy...............................................           145,335               *
Richard G. Powers...........................................           110,002               *
Michael F. Goss.............................................           100,635               *
Timothy O. Fisher...........................................            21,663(6)            *
Kenneth F. Yontz............................................            18,534               *
C. Ann Merrifield...........................................             8,267               *
Jeffrey W. Ubben............................................                --              --
Wyche H. Walton.............................................                --              --
Douglas D. Wheat............................................                --              --
Partnerships managed by Haas Wheat & Partners Inc...........        20,000,000(2)         32.9%
Blum Capital Partners, LP., et al...........................        13,197,500(3)         21.7%
The Carpenters Pension Trust for Southern California........         4,511,700(3)          7.4%
Shapiro Capital Management Company, Inc.....................         3,871,455(7)          6.4%
All current directors, director nominees and executive
  officers as a group (15 persons)..........................        35,047,759            57.7%

------------------------

*   Indicates less than one percent.

(1) Except as otherwise indicated, all shares of Common Stock are directly beneficially owned. Includes shares that may be acquired upon the exercise of stock options granted by the Company that are exercisable within 60 days of March 24, 2000. The shares beneficially owned include 1,033,334; 77,334; 170,002; 145,335; 110,002, 0; 18,534 and 8,267 shares subject to currently exercisable options granted to Messrs. Gallagher, Forbes, Recone, Leahy, Powers, Goss, Yontz, and Ms. Merrifield, respectively, and 1,562,808 shares subject to currently exercisable options granted to all current directors and executive officers as a group.

(2) Includes 8,055,555 shares (approximately 13.2% of the outstanding shares) owned by HWH Capital Partners, L.P., 9,028,482 shares (approximately 14.9% of the outstanding shares) owned by HWH Valentine Partners, L.P., and 2,915,963 shares (approximately 4.8% of the outstanding shares) owned by HWH Surplus Valentine Partners, L.P. The address of each of the foregoing partnerships is c/o Haas Wheat & Partners Incorporated, 300 Crescent Court, Suite 1700, Dallas, Texas 75201. The sole general partner of each of such partnerships is a limited partnership, and the sole general partner of each of such limited partnerships is a corporation controlled by Mr. Haas. By virtue of his control of such corporations, Mr. Haas has sole voting and dispositive power over 17,084,037 shares and shared voting and dispositive power over 2,915,963 shares.

(3) BLUM Capital Partners, L.P., formerly Richard C. Blum & Associates, L.P. ("BLUM LP"), reports ownership of an aggregate of 13,197,500 shares (approximately 21.7% of the outstanding shares). These shares may be deemed to be owned indirectly by the following parties (i) BLUM LP, (ii) Richard C. Blum & Associates, Inc. ("RCBA Inc."), the general partner of BLUM LP,
    (iii) RCBA GP, L.L.C. ("RCBA GP"), and (iv) Richard C. Blum, a significant stockholder and chairman of RCBA Inc. and a managing member of RCBA GP. These shares are owned directly as follows: (i) five limited partnerships for which BLUM LP serves as the general partner, Stinson Capital Partners, L.P. (1,509,700 shares--2.5% of the outstanding shares), Stinson Capital Partners II, L.P. (802,200 shares--1.3% of the outstanding shares), Stinson Capital Partners III (162,100 shares--0.3% of the outstanding shares), BK Capital Partners IV, L.P. (414,600 shares--0.7% of the outstanding shares), and RCBA-Playtex, L.P. (1,893,600 shares--3.1% of the outstanding shares);
    (ii) four investment advisory accounts for which BLUM LP has voting and investment discretion, The Carpenters Pension Trust for Southern California (4,511,700 shares--7.4% of the outstanding shares), The Common Fund (1,465,100 shares--2.4% of the outstanding shares), The United Brotherhood of Carpenters Pension Plan (403,700 shares--0.7% of the outstanding shares) and Stinson Capital Fund (Cayman), Ltd. (135,300 shares--0.2% of the outstanding shares); and (iii) one limited partnership for which RCBA GP serves as the general partner, RCBA Strategic Partners, L.P. (1,899,500 shares--3.1% of the outstanding shares). The Common Fund disclaims membership in a group with any of the Reporting Persons and disclaims beneficial ownership of any shares held by the Reporting Persons. As the sole general partner of BLUM LP, RCBA Inc. is deemed the beneficial owner of the securities over which BLUM LP has voting and investment power. As Chairman and a substantial shareholder of RCBA Inc., and a Managing Member of RCBA GP, Richard C. Blum might be deemed to be the beneficial owner of the securities beneficially owned by RCBA Inc. and RCBA GP. BLUM LP, RCBA Inc., RCBA GP and Mr. Blum disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of BLUM Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, California 94113.

(4) Represents shares owned by HWH Surplus Valentine Partners, L.P., of which Phemus Corporation is the sole Limited Partner. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank Capital Partners, LLC, which is the successor to Harvard Private Capital Group, the investment advisor for Phemus Corporation. While Mr. Eisenson has shared voting and dispositive power over the shares, he disclaims beneficial ownership of such shares. The address of Phemus and Mr. Eisenson is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, 26(th) Floor, Boston, Massachusetts 02210.

(5) Includes 21,000 shares held by Mr. Gallagher's children. Mr. Gallagher disclaims beneficial ownership of these shares.

(6) Includes 16,663 shares held of record by Mr. Fisher's spouse and children. Mr. Fisher disclaims beneficial ownership of these shares.

(7) Shapiro Capital Management, Inc. is an investment advisor registered under
    Section 203 of the Investment Advisors Act of 1940, and is considered to be the "beneficial owner" of an aggregate of 3,871,455 shares of Common Stock. Information contained in a Schedule 13G filed with the Securities and Exchange Commission ("Commission"), by Shapiro Capital Management, Inc. indicates that such shares were acquired solely for investment purposes. We have not attempted to verify independently any of the information contained in the Schedule 13G. The address of Shapiro Capital Management, Inc. is 3060 Peachtree Road, N.W., Atlanta, Georgia 30305.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers, directors and persons who own more than 10 percent of a registered class of our equity securities ("Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Commission and the New York Stock Exchange, Inc. (the "NYSE"). These Reporting Persons are required by Commission regulation to give the Company copies of all Forms 3, 4 and 5 they file with the Commission and the NYSE.

    Based on our review of the forms we have received and written representations from certain Reporting Persons, we believe that all of our Reporting Persons complied with their filing requirements applicable to them with respect to transactions in our Common Stock during fiscal year 1999.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

    During 1999, our Board of Directors met four times. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member, except for Mr. Forbes who was appointed as a director, in March 2000, by unanimous consent of the Board.

    The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee (the "Compensation Committee"), a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee. The members of each of these committees in 1999 are identified in the following table.

                                                                           PURCHASER    NON-PURCHASER
                                                  AUDIT     COMPENSATION   NOMINATING    NOMINATING
DIRECTOR                                        COMMITTEE    COMMITTEE     COMMITTEE      COMMITTEE
--------                                        ---------   ------------   ----------   -------------
Robert B. Haas................................                                 X
Michael R. Gallagher..........................                                                X
Michael F. Goss...............................                                                X
Richard C. Blum...............................
Michael R. Eisenson...........................
Timothy O. Fisher.............................      X
C. Ann Merrifield.............................      X
Jeffrey W. Ubben..............................                    X                           X
Wyche H. Walton...............................                                 X
Douglas D. Wheat..............................                    X            X
Kenneth F. Yontz..............................      X             X

    The Audit Committee recommends our independent auditors and meets with them regarding our yearly audit and reviews the results of their examination. It also reviews the auditors' fees and other terms of their engagement with us. Furthermore, it reviews our internal financial controls and policies and recommends changes where appropriate as suggested by the auditors. The Audit Committee met two times during fiscal year 1999.

    The Compensation Committee reviews new or modified programs concerning executive salaries and other compensation matters relating to our executives and other key employees. Such programs include incentive compensation (including the Management Incentive Plan); deferred compensation and the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees, as amended (the "1994 Stock Option Plan" or the "Plan"), as well as direct and indirect compensation matters. The Compensation Committee met or acted by unanimous written consent two times during fiscal year 1999. While serving on the Compensation Committee, directors do not receive option awards (except, as to Mr. Yontz, pursuant to formula grants) under the 1994 Stock Option Plan.

    Pursuant to our By-Laws, a Purchaser Nominating Committee and a Non-Purchaser Nominating Committee nominate candidates for election to our Board of Directors. Of the nominees for director set forth above, Messrs. Haas, Wheat, Yontz, Fisher, Eisenson, and Walton were nominated by the Purchaser Nominating Committee and Messrs. Gallagher, Forbes, Blum, Ubben and Ms. Merrifield were nominated by the Non-Purchaser Nominating Committee. See "Certain Transactions" and "Stockholder Nominations and Proposals."

DIRECTORS' COMPENSATION

    Directors who are officers or former officers of the Company and those affiliated with any stockholders owning more than five percent of our Common Stock do not receive any fees for their services as directors. Mr. Yontz and Ms. Merrifield receive an annual retainer of $10,000, fees of $2,500 for each Board meeting attended in person or by telephone and $1,000 for each committee meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses. In addition, Mr. Yontz and Ms. Merrifield participate in the 1994 Stock Option Plan.

                              CERTAIN TRANSACTIONS

    Our business is unrelated to the business of Playtex Apparel, Inc. ("Apparel"), a wholly owned subsidiary of Sara Lee Corporation ("Sara Lee"). Sara Lee acquired all of the capital stock of Apparel from Playtex Apparel Partners, L.P. (the "Apparel Partnership") in November 1991 in exchange for Sara Lee common stock. The Apparel Partnership holds all of our 15 1/2% Junior Subordinated Notes due December 15, 2003. Playtex Investment Corp., one of our wholly-owned subsidiaries, holds a 15% debenture of the Apparel Partnership due on the same day. Such amounts are reflected as "Due to related party" and "Due from related party" in our consolidated financial statements.

    We have agreed to indemnify the Apparel Partnership and Apparel with respect to product liability (including any toxic shock syndrome liability) related to our business and certain tax matters related to the Apparel business prior to December 28, 1988.

    On June 6, 1995, following the receipt of stockholder approval at our 1995 Annual Meeting of Stockholders (the "1995 Annual Meeting"), we completed the sale of 20 million shares of our Common Stock at a price of $9.00 per share to partnerships managed by Haas Wheat & Partners, pursuant to a Stock Purchase Agreement, dated as of March 17, 1995 (the "Stock Purchase Agreement"), between the Company and the Haas Wheat Partnerships (the "Haas Wheat Transaction"). The Haas Wheat partnerships' shares constitute approximately 33% of our outstanding Common Stock as of March 24, 2000. At the 1995 Annual Meeting, designees of the Haas Wheat partnerships were elected by our stockholders as a majority of our Board of Directors. Pursuant to the Stock Purchase Agreement, the Haas Wheat partnerships have agreed that, for up to ten years from March 1995, so long as they own at least 25% of our outstanding voting securities, unless any of certain events have occurred (including in the event that nominees of the Purchaser Nominating Committee were to cease to constitute a majority of our Board of Directors), they will vote all of their voting securities of the Company for a Board of Directors that will consist at all times of a simple majority of nominees selected by the Purchaser Nominating Committee and the remainder of nominees selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance". Pursuant to the Stock Purchase Agreement, (i) no management fees or advisory fees will be paid to the Haas Wheat partnerships or any of their affiliates until after June 6, 2000, other than for services rendered to the Company in connection with specific transactions and approved in advance by a majority of the Disinterested Directors (as defined) on our Board of Directors, and (ii) until June 6, 2000, no director nominated by the Purchaser Nominating Committee or officer of the Company who is a stockholder, officer, director or employee of Haas Wheat & Partners will be paid any fees for services rendered, including any salary, consulting fees, or outside directors' fees.

    In connection with the Haas Wheat Transaction described in the preceding paragraph, we granted to the Haas Wheat partnerships and certain of their affiliates the right, under specified circumstances, to (i) cause us to register under the Securities Act of 1933 ("Securities Act") certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock held by them (the "HWH Registration Rights Agreement").

    On January 28, 1998, in connection with our acquisition (the "PCH Acquisition") of Personal Care Holdings, Inc. ("PCH"), we issued to J.W. Childs Equity Partners, L.P. (the "Principal PCH Shareholder") and other holders of the capital stock of PCH (collectively, the "PCH Holders") an aggregate of 9,257,345 shares of our Common Stock (of which 7,855,764 were issued to the Principal PCH Shareholder) and cash in an aggregate amount of approximately $91.0 million. We also entered into a Stockholders Agreement with the Principal PCH Shareholder and the other PCH Holders, dated as of January 28, 1998 (the "PCH Stockholders Agreement"). In satisfaction of an obligation under the PCH Stockholders Agreement, our Board of Directors, effective January 28, 1998, increased the size of our Board and filled the vacancies thus created by electing John W. Childs and Wyche H. Walton as directors and approved an amendment to our By-laws to provide that until the earlier of (i) January 28, 2008 and (ii) the date on which the Principal PCH Shareholder holds fewer than 4,628,688 shares of our Common Stock, that one of the nominees selected by the Non-Purchaser Nominating Committee shall be designated by the Principal PCH Shareholder. The amendment to our By-laws was approved by our stockholders at the 1998 Annual Meeting of Stockholders. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance".

    In connection with the PCH Acquisition, we granted to the PCH Holders the right, under specified circumstances, to (i) cause us to register under the Securities Act certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock held by them (the "PCH Registration Rights Agreement").

    On June 1, 1998, the Principal PCH Shareholder sold 6,000,000 shares of our Common Stock at a price of $13.25 per share to RCBA (the "Blum & Associates Sale"), pursuant to a Stock Purchase Agreement, dated as of June 1, 1998 (the "RCBA Stock Purchase Agreement"), between the Principal PCH Shareholder, RCBA and Richard C. Blum & Associates, Inc. As a result of the Blum & Associates Sale, the Principal PCH Shareholder ceased to have the right to designate one of the nominees for election as a director to be selected by the Non-Purchaser Nominating Committee. See "Security Ownership of Certain Beneficial Owners and Management--Board Meetings, Committees and Attendance".

    In connection with the Blum & Associates Sale, we granted to RCBA the right, under specified circumstances, to (i) cause us to register under the Securities Act certain shares of Common Stock held by them, and (ii) include in a registration under the Securities Act of shares of Common Stock to be sold by the Company or others, certain shares of Common Stock held by them (the "RCBA Registration Rights Agreement"). In addition, we amended the HWH Registration Rights Agreement and the PCH Registration Rights Agreement to establish the relative priorities of such holders in respect of public offerings of our Common Stock. The PCH Registration Rights Agreement was also amended to eliminate the demand registration rights for the PCH Holders and the Principal PCH Shareholder.

    In connection with the granting of certain registration rights to a third party in January 1999, we entered into a further amendment of the HWH Registration Rights Agreement and the RCBA Registration Rights Agreement, in each case to establish the relative priorities of such holders in respect of public offerings of our Common Stock.

    We believe that the terms of all the arrangements with the Apparel Partnership, Apparel, the Haas Wheat Partnerships, the Principal PCH Shareholder and RCBA were and are fair to the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table details the total compensation paid to our Chief Executive Officer and each of our four most highly compensated executive officers who served the Company on December 25, 1999 (the "Named Executive Officers") for services rendered to the Company for each of the last three fiscal years.

                                                                                             LONG-TERM
                                                            ANNUAL COMPENSATION             COMPENSATION
                                                  ---------------------------------------   ------------
                                                                               OTHER         SECURITIES
                                                                              ANNUAL         UNDERLYING       ALL OTHER
                                                                              COMPEN-         OPTIONS/         COMPEN-
                                                   SALARY      BONUS          SATION            SARS           SATION
NAME AND PRINCIPAL POSITION              YEAR       ($)         ($)             ($)            (#)(1)          ($)(2)
---------------------------            --------   --------   ----------   ---------------   ------------      ---------
Michael R. Gallagher.................    1999     $857,692   $1,320,000(3)             --       50,000        $190,839(4)
  Chief Executive Officer and            1998      750,000    1,969,375(3)             --      350,000         187,046(4)
  Director                               1997      699,615      634,600(3)             --           --         256,160(4)

Michael F. Goss......................    1999      303,462      200,000               --        30,000          61,407
  Executive Vice President, Chief        1998      283,461      250,000               --       100,000          47,896
  Financial Officer and Director         1997      226,539      100,000               --        30,000          47,606

Richard G. Powers....................    1999      263,846      155,000               --        20,000          44,695
  President, Personal Products           1998      248,461      140,000               --        80,000          29,504
  Division                               1997      203,846       47,000               --        20,000           5,458

Max R. Recone........................    1999      263,846      135,000               --        20,000          43,217
  President, Consumer Products           1998      247,077      120,000               --        80,000          40,687
  Division                               1997      211,231       55,000               --        20,000          38,275

John D. Leahy........................    1999      239,000      135,000               --        20,000          39,304
  Senior Vice President, Corporate       1998      225,462      110,000               --        60,000          32,455
  Sales / International                  1997      182,750       50,000               --        15,000          27,321

------------------------

(1) Options are exercisable starting 12 months after the grant date, with one-third of the shares becoming exercisable at that time and an additional one-third of the options becoming exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(2) Except with respect to Mr. Gallagher in 1997, represents employer contribution to the Playtex Products Profit-Sharing Retirement Plan (the "Retirement Plan") and Deferred Benefit Equalization Plan (the "Deferred Plan") and premiums paid for term life insurance.

(3) Represents $1,320,000, $969,375, and $334,600 paid pursuant to his annual bonus for each of the fiscal years ended 1999, 1998 and 1997. In addition, Mr. Gallagher received $1,000,000 in 1998 pursuant to his special priced-based incentive compensation and $300,000 in 1997 pursuant to the special bonus program established in his Memorandum of Understanding dated July 10, 1995.

(4) Represents $190,839, $187,046, and $135,184 of employer contributions to the Retirement Plan and the Deferred Plan and premiums paid for term life insurance for each of the fiscal years ended 1999, 1998 and 1997. In fiscal 1997, he also received $120,976 in connection with his relocation to Connecticut.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table provides information related to options exercised by our Named Executive Officers during fiscal year 1999 and unexercised options held by them at December 25, 1999. No SARs have been granted pursuant to the Plan.

                                                                      NUMBER OF       VALUE OF UNEXERCISED
                                                                     UNEXERCISED          IN-THE-MONEY
                                                                   OPTIONS/SARS AT      OPTIONS/SARS AT
                                                                    DECEMBER 25,       DECEMBER 25, 1999
                                                                     1999 (#)(2)           ($)(2)(3)
                                         SHARES         VALUE     -----------------   --------------------
                                       ACQUIRED ON     REALIZED     EXERCISABLE/          EXERCISABLE/
NAME                                 EXERCISE (#)(1)    ($)(1)      UNEXERCISABLE        UNEXERCISABLE
----                                 ---------------   --------   -----------------   --------------------
Michael R. Gallagher...............            --           --    1,016,667/283,333         4,475,000/--
Michael F. Goss....................            --           --      218,334/106,666    1,261,566/184,372
Richard G. Powers..................            --           --        90,002/79,998      471,673/164,577
Max R. Recone......................            --           --       150,002/79,998      728,548/164,577
John D. Leahy......................            --           --       132,001/64,999       640,377/93,436

------------------------

(1) None of the Named Executive Officers exercised any options during fiscal year 1999.

(2) No SARs are outstanding.

(3) The closing price of our Common Stock as reported by the New York Stock Exchange on December 23, 1999 (the last trading day of fiscal year 1999) was $14.75.

OPTION GRANTS DURING FISCAL YEAR 1999

    The following table provides information related to options granted to our Named Executive Officers during fiscal year 1999. No SARs were granted during the year.

                                                     INDIVIDUAL GRANTS
                                      ------------------------------------------------
                                                 % OF TOTAL                               POTENTIAL REALIZABLE
                                                  OPTIONS/                                  VALUE AT ASSUMED
                                                    SARS      EXERCISE                    ANNUAL RATES OF STOCK
                                      OPTIONS/   GRANTED TO      OR                      PRICE APPRECIATION FOR
                                        SARS     EMPLOYEES      BASE                         OPTION TERM (1)
                                      GRANTED    IN FISCAL      PRICE      EXPIRATION    -----------------------
NAME                                   (#)(2)       YEAR      ($/SH)(3)       DATE        5% ($)        10% ($)
----                                  --------   ----------   ---------   ------------   --------      ---------
Michael R. Gallagher................   50,000        6.3%       15.50     May 17, 2009   487,393       1,235,150
Michael F. Goss.....................   30,000        3.8%       15.50     May 17, 2009   292,436         741,090
Richard G. Powers...................   20,000        2.5%       15.50     May 17, 2009   194,957         494,060
Max R. Recone.......................   20,000        2.5%       15.50     May 17, 2009   194,957         494,060
John D. Leahy.......................   20,000        2.5%       15.50     May 17, 2009   194,957         494,060

------------------------

(1) The potential realizable value portion illustrates value that might be realized upon the exercise of the options granted in 1999 immediately prior to the expiration of their term. The potential realizable value assumes our Common Stock price will grow at the specified compounded rates of appreciation over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) Options that were granted to the Named Executive Officers in fiscal year 1999 are exercisable starting 12 months after the grant date. One-third of those shares are exercisable at that time and an additional one-third of those options will be exercisable on each successive anniversary date, with full vesting occurring on the third anniversary date.

(3) The exercise price was equal to the fair market value of the Common Stock on the date of grant. The option exercise price and any tax withholding obligations related to the exercise of options may be paid in cash, by delivery of already owned shares, by offset of the underlying shares, or in any other form of valid payment as determined by the Compensation Committee in its discretion.

1994 PLAYTEX STOCK OPTION PLAN

    The 1994 Stock Option Plan, which has been approved by our stockholders, authorizes the grant of long-term incentive share awards to our directors, executives and other key employees in the form of options ("Options") to purchase our Common Stock and stock appreciation rights ("SARs"). The Plan is administered by our Compensation Committee. The total number of shares of Common Stock which may be issued upon the exercise of Options and SARs may not exceed 7,047,785 shares (subject to further adjustments). The total number of shares of stock which may be issued upon the exercise of Options and SARs granted to any single director, executive officer or other employee (as defined in the Plan) may not exceed 2,000,000, as adjusted. As of March 24, 2000, the number of remaining shares available for issuance under the Plan was 2,212,832. Options and SARs may not be granted under the Plan after October 2003.

BENEFIT PLANS FOR TERMINATED EMPLOYEES

    Each of our Named Executive Officers has an agreement with respect to termination of employment. In the event Mr. Gallagher is terminated without Cause (as defined in such agreement) prior to a Change of Control (as defined in such agreement), Mr. Gallagher is entitled to receive two years' salary, bonus and fringe benefits. In the event the other Named Executive Officers are terminated without Cause prior to a Change of Control, they are entitled to receive one year's salary, bonus and fringe benefits. Additionally, in the event of termination of employment prior to a Change of Control due to death or "Disability" (as defined in our Long Term Disability Policy), Mr. Gallagher or his estate is entitled to receive two years' salary, bonus and fringe benefits. In the event employment is terminated within three years following a Change of Control, each Named Executive Officer except Mr. Gallagher would receive one year's salary, bonus and fringe benefits. Mr. Gallagher would enter into a five year non-compete agreement following termination arising from a Change of Control for total payment equal to three years' salary, bonus and fringe benefits. In the event of a Change of Control, each Named Executive Officer is entitled to receive a one-time payment equal to the highest annual bonus received in the last three fiscal years, whether or not employment is terminated. Mr. Goss voluntarily terminated his employment effective January 7, 2000, and any agreement in respect of termination of employment between him and the Company has been canceled.

    We maintain a Severance Payment Policy under which employees (excluding our Named Executive Officers and other executive officers) who are "terminated" from service without cause are entitled to receive compensation for a period of two to twelve months, depending on their years of accrued service.

ARRANGEMENTS WITH FORMER CHIEF EXECUTIVE OFFICER

    We have retained Joel E. Smilow, our former Chairman and Chief Executive Officer, as a consultant for a five-year period beginning July 10, 1995 (the "Consulting Period") at an annual fee of $250,000 plus expenses and certain benefits. In August 1999, we amended the consulting agreement to extend it an additional five-years at no additional cost to us. Rather, we agreed to pay office and secretarial support costs during the five-year extension period in place of the final one and one quarter years of consulting fees. The consulting agreement does not require him to devote any minimum amount of time to the performance of consulting services. Under the agreement, Mr. Smilow may not directly or indirectly carry on any business in competition with us for the duration of the Consulting Period. Furthermore, Mr. Smilow agrees not to disclose, make use of, or make accessible any confidential information which he obtained from us during the Consulting Period and for a five-year period thereafter.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None.

REPORT ON EXECUTIVE COMPENSATION

    IN ACCORDANCE WITH THE RULES AND REGULATIONS OF THE COMMISSION, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH IMMEDIATELY THEREAFTER SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE "FILED" WITH THE COMMISSION OR SUBJECT TO REGULATION 14A OR 14C OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), OR TO THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND SHALL NOT BE DEEMED INCORPORATED BY REFERENCE INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE EXCHANGE ACT, NOTWITHSTANDING ANY GENERAL INCORPORATION BY REFERENCE OF THIS PROXY STATEMENT INTO ANY OTHER FILED DOCUMENT.

    The foundation of our compensation policies is the view that our success is attributable to the efforts of our employees, including our executive officers. We structure executive compensation in a manner designed to provide competitive levels of compensation and to assist us in attracting and retaining qualified executives. We endorse the position that stock ownership by management is beneficial in aligning management's and stockholders' interests in the Company. The compensation paid to our executive officers consists primarily of base salary, cash bonuses under the Management Incentive Plan, and grants of options pursuant to the 1994 Stock Option Plan. In addition, we provide all executive officers with term life insurance and contributions to the Retirement Plan and the Deferred Plan.

    Base salaries of executive officers are reviewed annually. In establishing base salaries during fiscal year 1999, the Compensation Committee made subjective determinations that were not subject to specific criteria. The Compensation Committee considered such variables as the executive officer's relative responsibilities, expertise, past year's compensation, and past year's performance. The Compensation Committee also considered the compensation levels of other executives of consumer products companies.

    Amounts payable under our Management Incentive Plan were calculated based upon (i) annual base salary; (ii) each employee's targeted percentage (a percentage of base salary that increases for higher positions within the Company, thereby placing a greater percentage of compensation at risk for those with greater responsibility); and (iii) Company results with respect to net sales, operating profit and cash flow (each as defined in the Management Incentive Plan). The corporate results are measured against objectives established at the beginning of the year by our Board, and (iv) except for our Chief Executive Officer ("CEO"), an individual performance factor based on measured accomplishment of goal-oriented projects, to be weighted equally with each other component of the corporate performance factor.

    The option incentive component of our total compensation package is intended to retain and motivate our executives to improve our long-term stock market performance and to increase value for all of our stockholders. The Compensation Committee generally grants options under the 1994 Stock Option Plan with an exercise price equal to the market price at the date of the grant and, as a result, the options will have value only if our stock price increases from the time of the award. Grants are made to executive officers based on salary, responsibility, and performance of the individual officer. Grants generally become exercisable over the succeeding three years.

    Mr. Gallagher was named our Chief Executive Officer effective July 10, 1995. We entered into a Memorandum of Understanding, dated as of June 21, 1995 (the "Memorandum"), with Mr. Gallagher, providing for his employment as Chief Executive Officer for a five-year period, unless earlier terminated or extended in accordance with the Memorandum or by agreement. The Memorandum, which was approved by the Compensation Committee, provides for a base salary, certain incentive bonuses and the grant of stock options. On May 18, 1999, the Memorandum, with the approval of the Compensation Committee, was amended:
(i) to extend the term of his employment agreement to June 30, 2003; (ii) to increase his base salary to $900,000 per year as of June 1, 1999 through May 31, 2000, subject to upward adjustment thereafter at the discretion of our Board of Directors; (iii) to provide for incentive bonuses which shall be no more than 187.5% of his base salary as in effect as of the first day of such calendar year, with a target incentive bonus equal to 125% of his base salary as in effect on the first day of the calendar year; and, (iv) to give consideration to further grants of stock options at our Board's discretion. In addition, prior to the approval of the amended Memorandum, Mr. Gallagher was eligible to receive special price-based incentive bonuses (the "Stock Price Bonus") of up to $4 million if the closing price of our Common Stock equaled or exceeded certain specified prices for 30 consecutive trading days at any time prior to June 30, 1999. The amended Memorandum changed the terms of the Stock Price Bonus as follows: as long as Mr. Gallagher is employed as our Chief Executive Officer, he will receive the following special cash bonuses when our Common Stock, for 30 consecutive trading days, closes at or above the following thresholds at any time prior to June 30, 2003: a $1 million cash payment at a trading price level of $20, a $1.5 million cash payment at each of a trading price level of $25 and $30, and a $2 million cash payment at each of a trading price level of $35 and $40. The amended terms of the Stock Price Bonus are subject to stockholder approval. See "Approval of Amendments to the Management Incentive Plan for Key Employees" below.

    During fiscal year 1998, Mr. Gallagher received $1 million pursuant to the original special price-based incentive bonus under the Memorandum dated as of June 21, 1995 as the closing price of our Common Stock, as reported by the New York Stock Exchange, was above $15 per share for 30 consecutive days. In addition, Mr. Gallagher received 50,000 stock options during fiscal 1999 and 350,000 during fiscal 1998. At March 24, 2000, Mr. Gallagher held 1,300,000 stock options which were granted to him pursuant to the 1994 Stock Option Plan.

    The Compensation Committee has structured Mr. Gallagher's compensation in order to link it to his individual performance. We have granted substantial incentives to him tied to our performance measured with respect to sales, profitability and cash flow and to our long-term growth as measured by increases in the value of our Common Stock. The Committee also considered the compensation packages available to chief executives of comparable companies and our need to attract, retain and incentivize a chief executive officer of Mr. Gallagher's caliber.

    The Compensation Committee has considered the potential future effects on the Company's executive compensation program of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of certain amounts per executive per year, but excludes from the calculation of such limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. The 1994 Stock Option Plan has been designed and administered to qualify awards made thereunder as performance-based compensation excepted from such limitation on the deductibility of executive compensation. The Company has also attempted to structure other elements of its executive compensation program, including the Management Incentive Plan or portions thereof, to qualify as performance-based compensation for purposes of
Section 162(m).

March 8, 2000

                                          The Compensation Committee
                                          Douglas D. Wheat
                                          Jeffrey W. Ubben
                                          Kenneth F. Yontz

PERFORMANCE GRAPH

    The following graph compares our Common Stock performance to the performance of the Standard & Poor's Stock 400 Index ("S&P 400") and a weighted composite index of certain peer companies (the "Peer Index") selected by us, on a fiscal year basis for the period beginning on December 31, 1994 through December 25, 1999 (the "Performance Period"). The comparison assumes $100.00 was invested on December 31, 1994 in our Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The total return for our Common Stock was 101.8% during the Performance Period as compared with a total return during the same period for the Peer Index of 88.5% and for the S&P 400 of 233.9%. The comparisons in the graph below are provided in response to Commission disclosure requirements, and therefore are not intended to forecast or be indicative of future performance of our Common Stock.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                        12/31/94  12/30/95  12/28/96  12/27/97  12/26/98  12/25/99
PLAYTEX PRODUCTS, INC.     100.0     105.3     107.0     137.7     216.7     201.8
PEER GROUP                 100.0     114.8     157.2     186.4     176.9     188.5
S&P 400                    100.0     131.7     162.2     197.8     268.8     333.9

    The Peer Index is comprised of the following companies:
Carter-Wallace, Inc., Alberto-Culver Company, Church & Dwight Co., Inc., and Paragon Trade Brands Inc. The returns for each issuer within the Peer Index have been weighted according to the issuer's respective stock market capitalization at the beginning of the period presented. We selected the issuers that comprise the Peer Index on the basis that each had lines of business and/or stock market capitalization comparable to us.

                     RATIFICATION OF SELECTION OF AUDITORS

    The auditing firm of KPMG LLP has examined our financial statements since 1986 and our Board of Directors wishes to utilize their services again for the fiscal year ending December 30, 2000. A resolution will be presented to the meeting to ratify the appointment of KPMG LLP as independent accountants to examine our financial statements and our subsidiaries for the fiscal year ending December 30, 2000, and to perform other appropriate accounting services. Representatives of KPMG will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions asked by stockholders.

    If our stockholders do not ratify the selection of KPMG LLP by a favorable vote of a majority of the Common Stock represented and entitled to vote at the Annual Meeting, the selection of independent accountants will be reconsidered by our Board of Directors. Under applicable Delaware law, in determining whether this item has received the required number of favorable votes, abstentions will have the same effect as votes against this item; however, broker non-votes will be treated as not entitled to vote for purposes of determining approval of this item and will not have any effect on the outcome of the matter.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP.

            APPROVAL OF AMENDMENTS TO THE MANAGEMENT INCENTIVE PLAN
                               FOR KEY EMPLOYEES

    In 1996, the Compensation Committee of our Board of Directors adopted, and our stockholders approved, the Management Incentive Plan for Key Employees (the "MIP"). Under the MIP, management and other key executive employees may receive a cash bonus of up to $1.5 million each fiscal year (the "Annual Bonus") based on our annual performance and the individual participant's performance during such fiscal year. The MIP also sets a percentage of base salary limit on the amount of Annual Bonus payable to any participant. In addition, prior to the approval by the Compensation Committee of the amended Memorandum, our CEO was eligible to receive a Stock Price Bonus of up to a maximum of $4 million in cash payments if the closing price of our Common Stock equaled or exceeded certain specified prices for 30 consecutive trading days at any time prior to June 30, 1999 (see "Report on Executive Compensation", above). The amended Memorandum increased, subject to stockholder approval, the maximum Stock Price Bonus to $8 million as described under "Report on Executive Compensation", above. The basic elements of the Annual Bonus awards represent aspects of management performance that have been in place as a determinant of total compensation for key management employees for a number of years. The purpose of the MIP is to recognize and reward individual performance that contributes to our overall profitability and growth and to provide eligible employees with incentives to maximize our success. For all participants other than our CEO, the MIP is administered by the Corporate Human Resources Department, subject to the control and supervision of our CEO. Administration of the MIP with respect to our CEO is the responsibility of the Compensation Committee. Except with respect to the CEO's Annual Bonus and the Stock Price Bonus, we may, acting through our Board of Directors or CEO, amend or terminate the MIP at any time and rescind at any time any employee's participation in the MIP.

    The Compensation Committee has discretion to select MIP participants from among salaried employees of the Company at and above certain pay grade levels (approximately 117 employees as of February 29, 2000). For purposes of determining Annual Bonuses, the Compensation Committee (with respect to our CEO) or our CEO (with respect to all other participants) assigns each participant a target bonus percentage that is a percentage of the participant's base salary; provided that the Annual Bonus payable to any participant currently cannot exceed $1.5 million. Subject to our CEO's discretion to set the amount of any Annual Bonus (other than his own), Annual Bonuses under the MIP are calculated as a percentage of the applicable target bonus, based on a weighted index of four factors: our attainment of specified performance goals with respect to net sales, profit and cash flow, and, except as to our CEO, the individual's attainment of specified performance goals. Performance targets for the CEO are specified by the Compensation Committee each year; performance goals for all other participants are determined by the CEO each year, who retains discretion to amend our performance goals and the performance goals for individual participants. Each MIP participant may elect to defer payment of all or a portion of his or her Annual Bonus, if any, to a date selected by such participant, together with interest on the amount deferred compounded each quarter at the prime rate as in effect each quarter at Wells Fargo Bank, N.A.

    We are seeking stockholder approval of amendments to the MIP to increase the current $1.5 million maximum Annual Bonus payable under the MIP to a participant to a new maximum of $5 million; to increase the $4 million maximum Stock Price Bonus payable to our CEO to a maximum of $8 million, as described above; and to grant the Compensation Committee the discretion to determine the percentage of base salary limitations on the amount of Annual Bonus payable to each participant in the MIP.

    Our Board of Directors has adopted, subject to your approval, the foregoing amendments to the MIP in order to provide added flexibility in attracting, rewarding and retaining key employees whose services are crucial to our success. Because (i) the Annual Bonuses are subject to our and each individual participant's future performance results, which are not known at present,
(ii) individual performance goals may include subjective factors, (iii) our CEO retains the discretion to determine the amount of Annual Bonus for participants other than our CEO, and (iv) the Stock Price Bonus depends on the future price of our Common Stock, future amounts to be paid under the MIP are not determinable at this time. Approval of the MIP requires the affirmative vote of the holders of a majority of our outstanding Common Stock present in person or represented by proxy at the Annual Meeting and duly entitled to vote on this matter. Abstentions as to this matter will have the same effect as votes against the matter; however, broker non-votes will be treated as not entitled to vote for purposes of determining the vote required for approval of this matter and will not have any effect on the outcome of this matter.

    From a federal income tax perspective, a participant will recognize income on amounts paid pursuant to the MIP, and we will be entitled to a corresponding deduction, subject however, to the application of Section 162(m) of the Internal Revenue Code. We have structured the MIP, and are submitting these amendments for your approval, so that payments made under the MIP will be treated as performance-based compensation for purposes of Section 162(m).

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE MANAGEMENT INCENTIVE PLAN FOR KEY EMPLOYEES.

                                 OTHER MATTERS

    Our Board of Directors and our management know of no other matters to be brought before the Annual Meeting. If other matters should arise at the Annual Meeting, shares of Common Stock represented by proxies will be voted at the discretion of the proxy holder.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

    If you intend to present a proposal (other than with respect to the election of directors) at the 2001 Annual Meeting of stockholders and want your proposal to be included in the Proxy Statement for that meeting, you must submit your proposal in writing to the Secretary of the Company, at our address listed on the first page of this Proxy Statement. The proposal must be received on or before December 8, 2000, or, if the 2001 annual meeting is changed by more than thirty (30) calendar days from May 16, your proposal must be received a reasonable time before the solicitation is made.

    In addition, the form of proxy issued with our 2001 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at the 2001 annual meeting and which is not included in our proxy statement. However, under the rules of the Commission, such discretionary authority may not be exercised if the shareholder proponent has given the Secretary of the Company notice of such proposal prior to February 24, 2001 and certain other conditions provided for in the Commission's rules have been satisfied.

    In addition, if you intend to nominate any person for election as a director at the 2001 annual meeting you must make your nomination by written notice given by or on behalf of a stockholder of record (the "Notice of Nomination"). The Notice of Nomination must be received at our principal executive office, addressed to the attention of the Secretary, no later than ten (10) days after the first date of public disclosure by us of the date of the annual meeting or special meeting of stockholders. Public disclosure shall be deemed to be first made when disclosure of the date of the annual meeting or special meeting of stockholders is first made in a press release or in a document publicly filed by us with the Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. The Notice of Nomination shall detail (i) your name and address, assuming you are the person proposing to make nominations, (ii) the class and number of shares of capital stock held of record by you, held beneficially and represented by proxy as of the record date for the meeting and as of the date of your Notice of Nomination, (iii) all information regarding each stockholder nominee that would be required to be listed in a definitive proxy statement filed with the Commission pursuant to Section 14 of the Exchange Act, and the written consent of each stockholder nominee to serve if elected, and (iv) all other information that would be required to be filed with the Commission if the person proposing such nominations were a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that any proposed nomination of a stockholder nominee was not made in accordance with the proper procedures and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

                                          By Order of the Board of Directors

                                          /s/ Paul E. Yestrumskas

                                          Paul E. Yestrumskas
                                          Vice President, General Counsel and
                                          Secretary

                                          April 7, 2000

                             Playtex Products, Inc.
                    300 Nyala Farms Road, Westport, CT 06880
           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Playtex Products, Inc. hereby constitutes and appoints Michael R. Gallagher and Glenn A Forbes, and each of them, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote at the Annual Meeting of Stockholders of the Company to be held on May 16, 2000 (or, if only one shall be present and acting at the Meeting then that one) all of the shares of stock of the Company that the undersigned would be entitled, if personally present, to vote at the Annual Meeting and at any adjournment thereof.

--------------------------------------------------------------------------------
                              Fold and Detach Here

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Items 1, 2 and 3.

/X/  PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE

1.  Election of directors.

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.


                                                                         NOMINEE
                                                   -------------------------------------------------
FOR all nominees           WITHHOLD AUTHORITY      R. Haas               M. Gallagher      G. Forbes
listed to the right        to vote for all         R. Blum               M. Eisenson       T. Fisher
(Except as marked to       nominees listed to      C. Merrifield         J. Ubben          W. Walton
the contrary) / /          the right / /           D. Wheat              K. Yontz


2. The ratification of the appointment of KPMG LLP as independent auditors for the Company for fiscal year 2000.

             FOR / /             AGAINST / /             ABSTAIN / /

3. The approval of amendments to the Management Incentive Plan for Key
Employees.

             FOR / /             AGAINST / /             ABSTAIN / /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                               RECEIPT IS ACKNOWLEDGED OF THE
                               NOTICE AND PROXY STATEMENT FOR
                               THE FOREGOING ANNUAL MEETING AND
                               OF THE ANNUAL REPORT ON FORM 10-K
                               FOR THE FISCAL YEAR ENDED
                               DECEMBER 25, 1999.

                               PLEASE SIGN EXACTLY AS NAME
                               APPEARS BELOW. WHEN SHARES ARE
                               HELD BY JOINT TENANTS, BOTH

                               SHOULD SIGN. WHEN SIGNING AS
                               ATTORNEY, EXECUTOR,
                               ADMINISTRATOR, TRUSTEE OR
                               GUARDIAN, PLEASE GIVE FULL TITLE
                               AS SUCH.  IF A CORPORATION,
                               PLEASE SIGN IN FULL CORPORATE
                               NAME BY PRESIDENT OR OTHER
                               AUTHORIZED OFFICER. IF A
                               PARTNERSHIP, PLEASE SIGN IN
                               PARTNERSHIP NAME BY AUTHORIZED
                               PERSON.

                               __________________________________
                               SIGNATURE

                               __________________________________
                               SIGNATURE IF HELD JOINTLY

                               DATED ______________________, 2000
                               PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.